Exhibit 10.6

Execution Copy

INDEMNIFICATION AGREEMENT

THIS INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of February 10, 2023, by and between Mapa İnşaat ve Ticaret A.Ş., a joint stock corporation organized under the laws of Turkey (“Mapa”), and MNG Havayollari ve Taşımacılık A.Ş., a joint stock corporation organized under the laws of Turkey (“MNG”). Mapa and MNG are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on or about July 24, 2007, Mapa and Istanbul Dünya Ticaret Merkezi A.Ş., a joint stock corporation organized under the laws of Turkey (“IDTM”), entered into that certain Agreement for Establishment of a Distinct and Permanent Right of Superficies (Bagimisz ve Daimi Üst Hakki Kurma Sözleşmesi) (the “Mapa Transfer Agreement”), whereby IDTM transferred to Mapa all of its rights and interests in that certain superficies established on the 43,531.18 m2 portion of the immovable property located at Istanbul City, Bakirköy District, Şevketiye Quarter, Layout no.30/4-30/5, Block no.l221, Plot no. 191 (the “Subject Superficies”);

WHEREAS, in connection with the Mapa Transfer Agreement, Mapa registered its right in the Subject Superficies with the Turkish Land Registry Directorates (the “Land Registry”);

WHEREAS, on or about November 30, 2022 (the “Effective Date”), Mapa and MNG entered into that certain Agreement for the Transfer of the Rights of Superficies Having the Character of a Distinct and Permanent Right (the “MNG Transfer Agreement”), whereby Mapa transferred to MNG all of its rights and interests in the Subject Superficies;

WHEREAS, the Parties disagree as to whether the Parties have to register or annotate MNG’s right in the Subject Superficies with the Land Registry in connection with the MNG Transfer Agreement; and

WHEREAS, in lieu of a registration or annotation with the Land Registry in connection with the MNG Transfer Agreement, from and after the Effective Date, Mapa desires to indemnify and hold harmless the MNG Indemnified Parties (as defined below) from and against any and all Losses (as defined below) arising out of or resulting from the Parties’ failure to register or annotate MNG’s right in the Subject Superficies with the Land Registry or any third party claims against the Subject Superficies.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

AGREEMENT

1.    Indemnification. From and after the Effective Date, Mapa shall indemnify and hold harmless MNG and its respective directors, officers, managers, employees, equity owners, members, representatives, attorneys and agents, and their respective successors and assigns (each of the foregoing, an “MNG Indemnified Party” and collectively, the “MNG Indemnified Parties”) from and against any and all loss, damage, injury, liability, amount paid in settlement, judgment, award, fine, assessment, deficiency, penalty, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation, third party-expert and consultant fees and expenses), and expense of any other nature incurred, sustained or suffered by any MNG Indemnified Party (collectively, the “Losses”), as incurred (payable reasonably promptly upon written request), arising from, resulting from, in connection with or otherwise with respect to (a) the Parties’ failure to register or annotate MNG’s right in the Subject Superficies with the Land Registry or (b) any third party claims against the Subject Superficies.

2.    Representations and Warranties. Mapa represents and warrants to MNG as follows:

(a)    Organization. Mapa is a joint stock corporation (anonim sirket) duly organized, validly existing and in good standing under the laws of Turkey and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and to enter into this Agreement and to perform its obligations hereunder.

(b)    Authority. Mapa has the corporate power and authority to execute and deliver this Agreement to perform its obligations hereunder. The execution, delivery and performance by Mapa of this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate act or other proceeding on its part is necessary to authorize the execution, delivery or performance of this Agreement. This Agreement has been executed and delivered by Mapa and, assuming due execution and delivery by MNG, constitutes or will constitute the legal, valid and binding obligation of Mapa, enforceable against Mapa in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

(c)    No Conflicts. The execution, delivery and performance by Mapa of this Agreement do not (i) conflict with or violate the certificate of operation (faaliyet belgesi) of Mapa; (ii) conflict with or violate any law applicable to Mapa or by which any property or asset of Mapa is bound or affected; or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent, authorization, approval, exemption or other action of or by, or notice or declaration to any person or entity pursuant to, result in the creation of any encumbrance upon Mapa’s capital stock or assets pursuant to, or give any person or entity the right to modify, terminate or accelerate any obligation under, any contract, agreement, instrument, license or permit to which Mapa is a party or otherwise subject, except, in the case of clause (ii) or clause (iii) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the performance by Mapa of its obligations under this Agreement.

3.    No Admission. Nothing in this Agreement shall be construed as an admission or indication by the Parties that MNG was required to register or annotate MNG’s right in the Subject Superficies with the Land Registry in connection with the MNG Transfer Agreement.

4.    Miscellaneous.

(a)    Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed by the Parties.

(b)    Waivers; Extension. The Parties may in writing (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document, certificate or writing delivered by such Party pursuant hereto, or (c) waive compliance by the other Party with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such Party. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such Party.

(c)    Notices. All notices and other communications hereunder shall be in writing and shall be deemed given: (a) on the date established by the sender as having been delivered personally; (b) one (I) Business Day (as defined below) after being sent by a nationally recognized overnight courier guaranteeing overnight delivery; (c) on the date sent, if sent by email, to the addresses below; or (d) on the fifth (5th) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Mapa:
Mapa İnşaat ve Ticaret A.Ş.
Headquarter Ugur Mumcu Caddesi No: 88 Gaziosmanpaşa- Çankaya/Ankara
Attention: Mehmet Nazif Günal
Email: mng@mng.com
If to MNG:
MNG Havayollari ve Taşimacilik A.S.
Headquarter WOW Convention Center İDTM Yeşilköy/Bakirköy, Istanbul/Turkey 34149
Attention: Murathan Doruk Günal
Email : murathan.gunal@mapa.group

For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday, a Sunday or other day on which commercial banks in Istanbul, Turkey are authorized to close.

(d)    Interpretation. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e)    Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof.

(f)    Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement shall be governed by, and construed in accordance with, the laws of the Republic of Turkiye excluding its conflict of laws provisions. The terms and conditions of this Agreement shall be applicable to the Subject Superficies, whether pursuant to any registration filed with the Land Registry following the effectiveness of this Agreement, or exempt from registration thereunder, in respect of which the Parties responsible for securing or otherwise exercising MNG’s right in the Subject Superficies. This Agreement constitutes the sole obligations of the Parties subject to terms herein and prevails as to any restricting future Land Registry registrations/annotations in terms of the obligations of the Parties.

(g)    Submission to Jurisdiction. Each Parties irrevocably submits to the exclusive jurisdiction of the İstanbul Courts and Execution Offices for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement. Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. Each Party irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. Each Party irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(h)    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void.

(i)    Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the İstanbul Courts and Execution Offices, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

(j)    Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

(k)    Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

(l)    No Presumption Against Drafting Party. Each of Mapa and MNG acknowledges that each Party to this Agreement has been represented by legal counsel in connection with this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

(m)    Further Assurances. Each Party hereto shall, at the sole cost and expense of the Party requesting the same, from time to time as reasonably requested by any other Party hereto, execute, acknowledge, record, register, file and/or deliver to such other Party such other instruments, agreements, certificates and documents as such other Party may reasonably request to evidence and confirm the rights of the Parties under this Agreement if reasonably requested by such other Party, and do and execute all such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement as such other Party shall reasonably request from time to time; provided the same shall not alter the terms and provisions of this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Mapa:

Mapa İnşaat ve Ticaret A.Ş.

By:	/s/ Mehmet Nazif Günal
Name: Mehmet Nazif Günal
Title: Chairman

MNG:

MNG Havayollari ve Taşimacilik A.Ş.

By:	/s/ Murathan Doruk Günal
Name: Murathan Doruk Günal
Title : Chairman

(Signature Page to indemnification Agreement}